UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2008

FEDERAL HOME LOAN MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	000-53330	52-0904874

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation) sponsors the Federal Home Loan Mortgage Corporation Executive Deferred Compensation Plan (the “Plan”). On October 8, 2008, Freddie Mac approved certain changes to the Plan.

The Plan, as changed, will permit participants to make a one-time election by October 31, 2008 to change the timing and form of the in-service distribution of their existing non-equity balances in the Plan (“Deferrals”). Employee participants may (and, in the case of those participants who deferred payment until retirement, will be required under Internal Revenue Code Section 409A to) change their outstanding Deferral elections, and choose one of the following: (1) distribution of Deferrals in three installments on March 15, 2009 (30%), December 15, 2009 (approximately 30%) and May 15, 2010 (the remaining balance, including interest); or (2) distribution of Deferrals after a fixed number of years (but no earlier than 5 years after the one-time election), paid out in either a lump sum or 5, 10 or 15 annual installments. If an employee leaves the company for any reason after electing to receive in-service distributions in accordance with the above changes to the Plan, distributions subsequent to the separation date will be made in accordance with existing provisions of the Plan. As of October 7, 2008, Michael C. May, senior vice president — Multifamily, has a balance of $2,548,442 in the Plan and David B. Kellerman, interim chief financial officer, has a balance of $120,472 in the Plan.

Item 8.01.  Other Events.

On October 9, 2008, the Federal Housing Finance Agency (“FHFA”) issued a press release announcing several capital-related decisions, including the following:

Suspension of Capital Classifications During Conservatorship

The Director of FHFA has suspended capital classifications of Freddie Mac during the conservatorship, in light of the United States Treasury’s Senior Preferred Stock Purchase Agreement. The existing statutory and FHFA-directed regulatory capital requirements will not be binding during the conservatorship.

Management During Conservatorship

FHFA, as conservator, has directed Freddie Mac to focus on managing to a positive stockholder’s equity.

Disclosure of Capital Positions During Conservatorship

During the conservatorship, FHFA will not issue quarterly capital classifications of Freddie Mac. Freddie Mac will continue to submit capital reports to FHFA during the conservatorship and relevant capital figures (minimum capital requirement, core capital, and GAAP net worth) will be available in Freddie Mac’s quarterly 10-Q filings, as well as on FHFA’s website. FHFA does not intend to publish critical capital, risk-based capital, or subordinated debt levels during the conservatorship. In light of its new authority under the Housing and Economic Recovery Act of 2008, FHFA will be revising the minimum capital and risk-based capital requirements.

Second Quarter Capital Classification

The Director of FHFA has classified Freddie Mac as undercapitalized as of June 30, 2008, using FHFA’s discretionary authority as provided in the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, as amended. FHFA stated that, although Freddie Mac’s capital calculations for June 30, 2008 reflect that it met the FHFA-directed and statutory requirements for capital, the continued market downturn during late July and August raised significant questions about the sufficiency of its capital. The Director cited the following factors, which led to the need for conservatorship, in support of his decision to downgrade the classification to undercapitalized:

•	Accelerating safety and soundness weaknesses, especially with regard to credit risk, earnings outlook, and capitalization;

•	Continued and substantial deterioration in equity, debt, and MBS market conditions;

•	The current and projected financial performance and condition of the company as reflected in its second quarter financial report and FHFA’s ongoing examinations;

•	The inability of the company to raise capital or to issue debt according to normal practices and prices;

•	The critical importance of the company in supporting the country’s residential mortgage market; and

•	Concerns that a growing proportion of the company’s statutory core capital consisted of intangible assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ David M. Moffett

David M. Moffett
Chief Executive Officer

Date: October 15, 2008